Exhibit 4.43
English Translation for Reference
EQUITY TRANSFER AGREEMENT
Transferor: Agria Brother Biotech (Shenzhen) Co., Ltd. (hereinafter referred to as “Party A”)
Address: Unit 8, 17th Floor, Tax Free Business Mansion, Fuhua Yi Road, Futian District, Shenzhen

Legal Representative: LAI GUANGLIN	Position: Executive Director

Authorized Agent: Zhang Hui	Position: Administrator
Transferee: Li Juan (hereinafter referred to as “Party B”)
Address: No. 10, Yanglian Street, Yingshan Office, Guangshui, Hubei Province

ID Card No.: 420983197609010023	Telephone No.: 13603071085
Transferee: Cui Yachao (hereinafter referred to as “Party C”)
Address: Team No. 341, Xinyi Road Committee, Hongqi Street, Chaoyang District, Changchun

ID Card No.: 220104195612155017	Telephone No.: 13603076606
Authorized Agent: Cui Yang
Address: Room 101, 5th Floor, Block 3, Xinyi Zone, Xinyi Road, Chaoyang District, Changchun

ID Card No.: 220104198401120344	Telephone No.: 13603076606
Shenzhen Guanli Agricultural Technology Co., Ltd. (hereinafter referred to as the “Joint Venture”) was established by Party A and Li Juan as an equity joint venture in Shenzhen on November 6, 2008 with a registered capital of RMB30 million, in which Party A owns 49% equity interest. Party A agrees to transfer its 44% equity interest in the Joint Venture to Party B and Party B agrees to accept such transfer; Party A agrees to transfer its 5% equity interest in the Joint Venture to Party C and Party C agrees to accept such transfer. Party A, Party B and Party C have unanimously reached the following agreement in respect of the equity transfer after mutual consultation in accordance with the Company Law of the People’s Republic of China and the Contract Law of the People’s Republic of China:

I. Equity Transfer Price, and its Payment Period and Method:
1. Party A owns 49% equity interest in the Joint Venture. In accordance with the requirements of the original articles of association of the Joint Venture, Party A shall contribute RMB14.7 million and has actually contributed RMB14.7 million. Party A hereby transfers its 44% equity interest in the Joint Venture to Party B at a price of RMB13.2 million; Party A hereby transfers its 5% equity interest in the Joint Venture to Party C at a price of RMB1.5 million.
2. Party B and Party C shall pay to Party A the equity transfer price in a lump sum by bank transfer in such currency and amount as prescribed in the preceding paragraph within 30 days from the date on which this Agreement becomes effective.
II. Party A guarantees that it has the full right to dispose of any equity interest proposed to be transferred to Party B. It also guarantees that no pledge has been created over such an equity interest and that the equity interest has not been seized and is free from any third party claims. Otherwise, Party A shall bear all economic and legal liabilities arising therefrom.
III. Sharing of Profits and Losses of the Joint Venture (Including Liabilities and Debts):
1. Party B and Party C shall be entitled to profits of the Joint Venture and undertake its risks and losses according to their respective equity ratio after this Agreement becomes effective.
2. If, at the time of signing this Agreement, Party A fails to notify Party B and Party C accurately of any liabilities undertaken by the Joint Venture prior to the equity transfer, and, as a result, Party B and Party C suffer losses after they become the shareholders of the Joint Venture, Party B and Party C shall have the right to make claims against Party A in respect of such losses.
IV. Liabilities for Breach:
1. The parties shall perform this Agreement on a voluntary basis once it becomes effective. Any party who fails to fully perform its/his/her obligations as required by this Agreement shall bear all liabilities according to law and the provisions hereof.
2. Should Party B and Party C fail to settle the equity transfer price as scheduled, they shall pay a default penalty that is equivalent to 0.0003% of the portion of the equity transfer price that has been overdue for each day overdue. If Party A suffers any loss due to the breach of this Agreement by Party B and Party C, and the default penalty paid by Party B and Party C is lower than the actual amount of the loss, Party B and Party C shall make compensation separately in respect thereof.

3. If, due to the fault of Party A, Party B and Party C are unable to change the registration as scheduled or the realization by Party B and Party C of the purpose for concluding this Agreement is seriously affected, Party A shall pay to Party B and Party C a default penalty that is equivalent to 0.0005% of the portion of the equity transfer price that has been paid by Party B and Party C. If Party B and Party C suffer any loss due to the breach of this Agreement by Party A, and the default penalty paid by Party A is lower than the actual amount of the loss, Party A shall make compensation separately in respect thereof.
V. Modification or Discharge of this Agreement:
Party A, Party B and Party C may modify or discharge this Agreement after a unanimous agreement is made through mutual consultation. If this Agreement is to be modified or discharged after consultation, the three parties shall enter into a separate agreement for modification or discharge of this Agreement, and such an agreement shall be notarized by Shenzhen Notary Public Office.
VI. Undertaking of Relevant Costs:
All costs incurred during the equity transfer (such as the costs in connection with notarization, appraisal or audit, and any change of registration with the administrative department for industry and commerce) shall be borne by Party A.
VII. Ways of Dispute Resolution:
Any dispute arising out of or in connection with this Agreement shall be resolved by Party A and Party B through friendly consultation. In the event that no agreement can be made, such dispute shall be resolved in the following ways (please select any one of the options listed below and only one option can be chosen. Please put a “✓” in the box next to the option you select): ☑ making an application to Shenzhen Arbitration Commission for arbitration; ☐ referring such dispute to China International Economic and Trade Arbitration Commission, Southern China Branch, for arbitration in Shenzhen; ☐ instituting a legal action in a people’s court with competent jurisdiction.
VIII. Conditions for this Agreement to Become Effective
This Agreement shall become effective once it is signed and sealed by Party A, Party B and Party C, respectively, and notarized by Shenzhen Notary Public Office. The three parties shall complete the formalities in relation to the change of registration with the administrative authority for industry and commerce according to law after this Agreement becomes effective.

IX. This Agreement is executed in 6 originals. Party A, Party B and Party C shall each keep one original, each of the Joint Venture and Shenzhen Notary Public Office shall keep one original and the remaining original shall be provided to the relevant government departments.

Transferor (Party A):	/s/ Zhang Hui
[Chop of Agria Brother Biotech (Shenzhen) Co., Ltd. is affixed]

Transferee (Party B):	/s/ Li Juan

Transferee (Party C):	/s/ Cui Yang, the agent of Cui Yachao
Made in Shenzhen on August 12, 2009

English Translation for Reference
NOTARIAL CERTIFICATE
(2009) Shen Zheng Zi No. 124090
Applicants:
Transferor (Party A): Agria Brother Biotech (Shenzhen) Co., Ltd.
Representative: Zhang Hui
Transferee (Party B): Li Juan with ID card number: 420983197609010023
Transferee (Party C): Cui Yachao with ID card number: 220104195612155017
Authorized Agent: Cui Yang with ID card number: 220104198401120344
Matter for Notarization: Equity Transfer Agreement
Party A, Party B and Party C made an application to us on August 12, 2009 for notarization of the Equity Transfer Agreement attached in front of this Certificate.
It is found after investigation that the parties entered into the Equity Transfer Agreement attached in front of this Certificate after a unanimous agreement is made through mutual consultation. The parties had the civil right and civil capacity as required by law at the time of signing the Agreement.
Shenzhen Guanli Agricultural Technology Co., Ltd. was established on November 6, 2008 with a registered capital of RMB30 million. Party A owns 49% equity interest in such company. Party A hereby transfers its 44% equity interest in such company to Party B at a price of RMB13.2 million and its 5% equity interest in such company to Party C at a price of RMB1.5 million. Each of the Transferees agrees to accept the above equity interests at the prices mentioned above.

By signing the Equity Transfer Agreement, the parties express their real intention to make the equity transfer. The terms of this Agreement, such as the price for the equity transfer, its payment method and breach of liabilities, are specifically and clearly defined.
Based on the above facts, it is hereby certified that Zhang Hui, the representative of Agria Brother Biotech (Shenzhen) Co., Ltd. (as Transferor (Party A)), and Li Juan (as Transferee (Party B)) and Cui Yang, the authorized agent of Cui Yachao (as Transferee (Party C)), entered into the Equity Transfer Agreement attached in front of this Certificate on August 12, 2009. The execution of the Agreement by the parties are in compliance with Article 55 of the General Principles of the Civil Law of the People’s Republic of China, and the contents of the Agreement are in compliance with the relevant requirements of the Company Law of the People’s Republic of China and the Contract Law of the People’s Republic of China. The signature and common chop of the respective parties to the Agreement are real.

Shenzhen Notary Public Office, Guangdong Province,
the People’s Republic of China

Notary: /s/ Liu Suimei

[Chop of Shenzhen Notary Public Office is affixed]
August 13, 2009

English Translation for Reference
NOTARIAL CERTIFICATE
Beijing Qiushi Notary Public Office, the People’s Republic of China

LETTER OF AUTHORIZATION
Authorizing Party: Cui Yachao, male, born on December 15, 1956
Address: Team No. 341, Xinyi Road Committee, Hongqi Street, Chaoyang District, Changchun
ID Card No.: 220104195612155017
Telephone No.: 13603076606
Authorized Party: Cui Yang, female, born on January 12, 1984
Address: Room 101, 5th Floor, Block 3, Xinyi Zone, Xinyi Road, Chaoyang District, Changchun
ID Card No.: 220104198401120344
Telephone No.: 13926526626
Shenzhen Guanli Agricultural Technology Co., Ltd. (hereinafter referred to as the “Joint Venture”) was established by Agria Brother Biotech (Shenzhen) Co., Ltd. and Li Juan as an equity joint venture in Shenzhen on November 6, 2008 with a registered capital of RMB30 million. Agria Brother Biotech (Shenzhen) Co., Ltd. agrees to transfer its 5% equity interest in the Joint Venture to Cui Yachao, and Cui Yachao agrees to accept such transfer.
I, Cui Yachao (the Authorizing Party), hereby authorize my daughter Cui Yang with full power to execute the Equity Transfer Agreement in relation to the transfer by Agria Brother Biotech (Shenzhen) Co., Ltd. of its equity interest in Shenzhen Guanli Agricultural Technology Co., Ltd. to Cui Yachao (the Authorizing Party), and to deal with the notarization in connection with the Agreement on my behalf.
The Authorized Party shall not have the right to delegate the authorization.
Period of Authorization: from August 5, 2009 to December 30, 2009
Authorizing Party (Signature): /s/ Cui Yachao
Made in Beijing on August 5, 2009

English Translation for Reference
NOTARIAL CERTIFICATE
(2009) Jing Qiu Shi Nei Min Zheng Zi No. 2807
IT IS HEREBY CERTIFIED THAT Cui Yachao (male, born on December 15, 1956) came to my office on August 5, 2009 to give his signature, before me, on the Letter of Authorization attached in front of this Certificate.

Beijing Qiushi Notary Public Office, the People’s Republic of China

Notary: /s/ Liu Zheng

August 5, 2009

[Chop of Beijing Qiushi Notary Public Office is affixed]